Annex A

TRANSACTIONS IN COMMON STOCK BY THE REPORTING PERSONS

The following tables set forth all transactions in the Common Stock effected by the Reporting Persons in the past 60 days. All such transactions were effected in the open market through a broker and all weighted average prices per share exclude commissions.

Trade Date (yyyy-mm-dd)	Shares Purchased	Weighted Average Price Per Share ($)
2025-12-22	22,099.00	5.7408
2025-12-23	73,311.00	5.7402
2025-12-24	7,911.00	5.8165
2025-12-26	6,633.00	5.8601
2025-12-29	38,017.00	5.8594
2025-12-30	108,140.00	5.8614
2025-12-31	124,012.00	5.8720
2026-01-02	96,743.00	5.8326
2026-01-05	233,351.00	6.9820
2026-01-06	236,044.00	6.9876
2026-01-07	300.00	6.9867
2026-01-09	73,218.00	7.2832
2026-01-12	299,242.00	7.4304
2026-01-13	60,636.00	7.3748
2026-01-14	62,574.00	7.7165
2026-01-15	1,626.00	7.8337
2026-01-20	123,767.00	7.9805
2026-01-21	2,494.00	8.0000
2026-01-27	11,835.00	7.9819
2026-01-29	56,844.00	7.9168
2026-01-30	206,974.00	7.7579
2026-02-02	91,603.00	7.8754
2026-02-03	38,200.00	7.8378
2026-02-04	146,748.00	7.9940
2026-02-05	379,470.00	7.9549
2026-02-09	78,465.00	7.9811
2026-02-10	28,402.00	8.1368
2026-02-11	462,482.00	8.2097
2026-02-12	121,892.00	8.2698
2026-02-13	44,643.00	8.4081
2026-02-17	31,083.00	7.7783
2026-02-18	31,241.00	8.0024
2026-02-19	27,767.00	7.7635
2026-02-20	72,233.00	7.7949